Exhibit 99.1

Marlin Midstream Partners, LP Declares Increased First Quarter 2014 Distribution
HOUSTON, April 21, 2014 /GlobeNewswire/ -- Marlin Midstream Partners, LP (NASDAQ: FISH), a Delaware limited partnership (“Marlin” or “the Partnership”), announced today that the board of directors of its general partner declared a quarterly cash distribution to its partners for the first quarter of 2014 of $0.355 per unit, or $1.42 on an annualized basis. This distribution represents an increase of 1.4% over the quarterly distribution of $0.35 per share ($1.40 on an annualized basis) paid for the prior quarter ended December 31, 2013. The quarterly distribution will be paid on May 6, 2014 to unitholders of record as of May 1, 2014.
This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d).  Please note that 100% of Marlin’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of Marlin’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable.  Nominees, and not Marlin, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.
About Marlin
Marlin is a fee-based, growth oriented Delaware limited partnership formed to develop, own, operate and acquire midstream energy assets. Marlin currently provides natural gas gathering, transportation, treating and processing services, NGL transportation services and crude oil transloading services. Headquartered in Houston, Texas, Marlin's assets include two related natural gas processing facilities located in Panola County, Texas, a natural gas processing facility located in Tyler County, Texas, two natural gas gathering systems connected to its Panola County processing facilities, two NGL transportation pipelines that connect its Panola County and Tyler County processing facilities to third party NGL pipelines and two crude oil transloading facilities containing five crude oil transloaders.
www.marlinmidstream.com
Forward-Looking Statements
This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical fact, included herein that address activities, events, developments or transactions that Marlin expects, believes or anticipates will or may occur in the future are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from expectations. Such risk factors are included in Marlin’s reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Except as required by law, Marlin undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Financial Profiles, Inc.
Kristen Papke, (206) 623-2233
FISH@finprofiles.com